Agreement

Between
Technical Supplies Center, Ltd. (TSC), Moh'd Ad-Durra Street, East of Awqaf Complex, P.O. Box 7186, Sana'a, Yemen, herein after called the "Agent",
And
Aqua Society, GmbH, Konrad-Adenauer-Str9-13, 45699 Herten, Germany, herein after called the "Company".

1. The Agent provides Business/Sales of Company products in Yemen, exclusively – as an official agent.

2. The target of both parties is to increase the sales of the following products of the Company;
   - Thermo-Mobile
   - Aqua-Mission
   - Thermo-Mission

3. The Agent is responsible for all the products of the Company after their arrival in Yemen by insuring on the Products until the moment of their sale.

4. The Agent gets a fixed commission of 7% of the total sales value on each sales transaction, payable after the Company receives the sales amount.

5. In addition, 1% of the total annual sales value will be allocated for the Agent to be spent on its marketing activities for the Company's products.

6. Terms of payment will be through Irrevocable L/C for 100% of the sales value to be opened in favor of the Company through a first-class international bank.

7. The Company is responsible to issue the necessary Bid Bonds when bidding to tender and Performance Bonds when signing sales agreements. Such bonds shall be in a form of bank guarantee to be issued in favor of the end-user.

8. The Company will provide the Agent with the necessary technical details, brochures, and Warranty documents.

9. The Company will train the technical staff of the Agent for after-sale customer support.

10. Each party is a separate and independent business entity from each other.

11. This agreement is valid for a period of one year from the date of both parties' signature and shall be renewed by a mutual agreement within three months before the date of its expiry.

Sana'a, Yemen

Ahmed M. Zabarah
Managing Director/TSC

Achim Stamm
General Manager/Aqua Society